Exhibit 99.1

Marchex Provides September 2006 Data from Beta Launch of

Local and Vertical Web Sites

SEATTLE, WA – November 8, 2006 – Marchex, Inc. (NASDAQ: MCHX, MCHXP), today announced additional follow up data and trends associated with its May 30, 2006 launch of 29 local and vertical Web sites that feature integrations from Marchex’s search technology and content aggregation engine, Open List (www.openlist.com).

Selected results and trends from the beta Web sites are as follows and represent data for the full month of September 2006 versus data for the average of the months of March, April and May 2006, which were the three months prior to launch. Marchex sites www.90210.com and www.lasvegasvacations.com were included in the initial beta launch, but were excluded from this data analysis due to certain unique characteristics and other testing initiatives. The information below is based on internal company logs and databases:

-	Pageviews: Pageviews to these beta Web sites increased more than 300% for the month of September 2006 over the average pageviews for the months of March, April and May 2006. Specifically, pageviews for the month of September increased more than 400% over the months of March and April, and 200% over the month of May.

-	Revenue: Revenue from these beta Web sites increased more than 90% for the month of September 2006 over the average revenue for the months of March, April and May 2006. Specifically, revenue for the month of September increased more than 80% over the months of March and May, and 100% over the month of April.

-	Traffic Referrals: Prior to the launch, Marchex believes that these beta Web sites did not receive a material amount of traffic from search engine referrals or links from other Web sites. For the month of September 2006, referring traffic to the beta Web sites is as follows: 10% from natural / algorithmic search engines; with the remainder principally from direct type-in traffic or bookmarks;

-	Search Keywords: Data indicates that referring traffic to the beta Web sites from natural / algorithmic search engines was driven by more than exact match search queries. For the month of September 2006, an average beta Web site generated algorithmic traffic from search engine referrals resulting from 60 unique search keywords or keyword phrases. For example, natural / algorithmic search traffic to www.sushibar.com was generated by more than 125 unique search keywords or keyword phrases.

“The progress of these beta Web sites continues to validate our belief that adding utility to our Web sites will increase overall traffic, usage and revenue,” said Peter Christothoulou, Marchex Chief Strategy Officer. “With our Open List integrations, we have been able to convert single-page Web sites of static links into rich, dynamic, multi-page destinations. Our beta Web sites are crawlable by search engines and, therefore, create more opportunities for users to access these Web sites while providing more advertising inventory for Marchex to sell via its search marketing programs. Given the strong results of our tests, we plan to roll out Open List content to the majority of our Web sites in 2007.”

A full list of the 29 vertical and local Web sites that made up this beta test group, in addition to www.90210.com and www.lasvegasvacations.com, can be found below. The above results and trends are not necessarily indicative of future results and trends.

ZIP Code:	www.90210.com - www.10041.com
Travel - Local:	www.lasvegasvacations.com
Restaurants - Local:	www.anaheimrestaurant.com - www.bestnewyorkrestaurant.com - www.laketahoefood.com - www.neworleansrestaurant.com -

www.newyorkbagels.com - www.newyorkcuisine.com -

www.newyorkdining.com - www.nycfood.com - www.rhodeislandfood.com - www.sanfranciscofinedining.com - www.santabarbarafood.com -

www.seattlefinedining.com - www.sonomarestaurants.com

Restaurants - Generic:	www.burrito.com - www.chinesetakeout.com - www.delis.com - www.dimsum.net - www.frenchrestaurants.com - www.japaneserestaurant.com - www.restaurantonline.com - www.sushibar.com
Hotels - Local:	www.bostonmotels.com - www.chicagoluxuryhotels.com - www.chinahotelbookings.com - www.newyorkhotelrates.com - www.sanfranhotel.com - www.shanghaihotel.com - www.stmoritzresort.com

About Marchex, Inc.

Marchex (www.marchex.com) is a technology driven search and media company focused on vertical and local online traffic. Specifically, the company is focused on search marketing, local search, and direct navigation. Marchex’s platform of integrated performance-based advertising and search marketing services enables merchants to efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web sites.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, certain statements and expectations regarding the asset acquisition, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. We disclaim any intention or obligation to update any forward-looking statements.

For further information, contact:

Press:

Mark S. Peterson

VP of Public Relations

Marchex, Inc.

206-331-3344

mark@marchex.com

Investor Relations:

Trevor Caldwell

VP of Investor Relations & Strategic Initiatives

206-331-3316

tcaldwell@marchex.com

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